Exhibit 99.1

FOR IMMEDIATE RELEASE

RF Industries Announces First Quarter Fiscal 2023 Results

SAN DIEGO, CA, March 13, 2023 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced results for its first fiscal quarter ended January 31, 2023.

First Quarter Fiscal 2023 Highlights and Operating Results:

●	Net sales increased 8.4% to $18.3 million compared to the first quarter of fiscal 2022.
●	Backlog was $24.5 million at the end of the first quarter on bookings of $15.0 million. As of today, backlog stands at $24.0 million.
●	Gross profit margin was 27.7%, up 360 basis points from 24.1% in the first quarter of fiscal 2022, primarily due to the contribution of Microlab’s higher margin sales.
●

Operating loss was $(1.2) million compared to an operating loss of $(362,000) in the first quarter of fiscal 2022, primarily due to lower sales to wireless carriers, as well as non-cash rent expense and other one-time charges totaling $494,000.

●

Consolidated net loss was $(1.2) million, or $(0.11) per diluted share, compared to a net loss of $(277,000), or $(0.03) per diluted share in the first quarter of fiscal 2022. This is primarily due to lower sales to wireless carriers, and loan interest payments offset by an income tax benefit.

●	Non-GAAP net loss was $(25,000), or $(0.00) per diluted share compared to non-GAAP net income of $691,000, or $0.07 per diluted share in the first quarter of fiscal 2022.
●	Adjusted EBITDA was $78,000 compared to $691,000 in the first quarter of fiscal 2022.

See "Note Regarding Use of Non-GAAP Financial Measures," "Unaudited Reconciliation of GAAP to non-GAAP Net Income" and "Unaudited Reconciliation of Net Income to Adjusted EBITDA" below for additional information.

Management Commentary

“We delivered revenue growth of 8.4% year-over-year and gross margin increased 360 basis points to 27.7% for the first quarter of fiscal 2023, which is historically our seasonally softest quarter of the year. We expected the quarter to be better as roughly $1.4 million in orders were delayed due to customer delays. During the quarter, we did not see carriers resume the expected level of CapEx spending related to next-generation wireless buildouts, which we expect will have an impact at least into our second quarter. Our core run-rate business, which is less project-centric, remains strong with many products selling through our distribution network. We have successfully increased revenues from these products by nearly 6 times since 2017, and we expect continued solid growth in them going forward,” said Robert Dawson, President and Chief Executive Officer of RF Industries.

“Following a record year in Fiscal 2022, we have been executing on our strategic plan for Fiscal 2023 that assumes significant cost reductions including consolidating and streamlining operations in all areas of our business. We are now accelerating this plan and working towards identifying additional cost savings opportunities that will position the Company to navigate any extended macro market challenges.

“Based on what we know today, we expect the first half of 2023 to be impacted by the changes in the carrier market. We also anticipate that second quarter sales will increase sequentially and that sales and profitability in the second half of the year will improve significantly over the first half.

“While we see near-term headwinds, we remain committed to our long-term strategy and are confident that we have the right business model, and team to deliver profitable growth and returns to our shareholders over time. We will remain heads down executing on our plan to grow revenue and to transition sales to higher margin solutions,” concluded Dawson.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today, March 13, 2023, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fiscal 2023 first quarter financial results. To access the live call, dial 888-506-0062 (US and Canada) or 973-528-0011 (International) and give the participant access code 766536.

A live and archived webcast of the conference call will be accessible on the investor relations section of the Company's website at www.rfindustries.com. In addition, a phone replay will be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 877-481-4010 (US and Canada) or 919-882-2331 (International). The replay access code is 47765.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components used in commercial applications such as RF connectors and adapters, RF passives including dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut, North Kingstown, Rhode Island and Parsippany, New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including our expectations about profitability, revenues, the strength of our distribution network and growth opportunities, including as relates to our ability to benefit from 4G and 5G network buildouts, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry and materialization and timing of expected network buildouts; timing and breadth of new products; our ability to realize increased sales; successfully integrating new products and teams; our ability to execute on its go-to-market strategies and channel models; the duration and continuing impact of the coronavirus pandemic on the U.S. economy and the Company's customers; the Company’s reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; our ability to expand our OEM relationships; our ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; our ability to maintain strong margins and diversify our customer base; and our ability to address the changing needs of the market. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income and non-GAAP earnings per share, basic and diluted (non-GAAP EPS). We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, non-cash and other lease charges, and severance. For Adjusted EBITDA we also exclude depreciation, amortization, interest expense and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

RF Industries Contact: Peter Yin SVP and CFO (858) 549-6340 rfi@rfindustries.com	Investor Relations Contact: Financial Profiles, Inc. Jack Drapacz (310) 622-8230 John Brownell (310) 622-8249 RFIL@finprofiles.com

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RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	Jan. 31,	Oct. 31,
	2023	2022
ASSETS	(unaudited)	(audited)
CURRENT ASSETS
Cash and cash equivalents	$3,770	$4,532
Trade accounts receivable, net	13,905	14,812
Inventories, net	20,937	21,054
Other current assets	3,184	5,849
TOTAL CURRENT ASSETS	41,796	46,247

Property and equipment, net	4,193	3,173
Operating right of use asset, net	12,780	13,480
Goodwill	8,085	8,085
Amortizable intangible assets, net	14,865	15,296
Non-amortizable intangible assets	1,174	1,174
Deferred tax assets	1,952	1,816
Other assets	295	295
TOTAL ASSETS	$85,140	$89,566

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$4,849	$5,652
Accrued expenses	5,568	8,814
Deferred revenue	1,133
Current portion of Term loan	2,424	2,424
Current portion of operating lease liabilities	1,728	1,887
Income taxes payable	1,042	759
TOTAL CURRENT LIABILITIES	16,744	19,536

Operating lease liabilities	14,866	15,025
Term Loan, net of debt issuance cost	12,532	13,136
TOTAL LIABILITIES	44,142	47,697

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 10,291,067 and 10,193,287 shares issued and outstanding at January 31, 2023 and October 31, 2022, respectively	103	102
Additional paid-in capital	25,408	25,118
Retained earnings	15,487	16,649
TOTAL STOCKHOLDERS' EQUITY	40,998	41,869

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$85,140	$89,566

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2023	2022
	(unaudited)	(unaudited)

Net sales	$18,343	$16,918
Cost of sales	13,257	12,834

Gross profit	5,086	4,084

Operating expenses:
Engineering	961	454
Selling and general	5,294	3,992
Total operating expenses	6,255	4,446

Operating loss	(1,169)	(362)

Other (expense) income	(153)	5

Loss before benefit for income taxes	(1,322)	(357)
Benefit for income taxes	(160)	(80)

Net loss	$(1,162)	$(277)

Loss per share - Basic	$(0.11)	$(0.03)
Loss per share - Diluted	$(0.11)	$(0.03)

Weighted average shares outstanding:
Basic	10,222,540	10,067,186
Diluted	10,222,540	10,067,186

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Net (Loss) Income
(In thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2023	2022
Net loss	$(1,162)	$(277)
Stock-based compensation expense	212	139
Non-cash and other one time charges	444	734
Severance	50	-
Amortization expense	431	95
Non-GAAP net (loss) income	$(25)	$691

Non-GAAP net (loss) income per share:
Basic	$(0.00)	$0.07
Diluted	$(0.00)	$0.07

Weighted average shares outstanding
Basic	10,222,540	10,067,186
Diluted	10,222,540	10,215,815

RF INDUSTRIES, LTD. AND SUBSIDIARIES
Unaudited Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)

	Three Months Ended
	January 31,
	2023	2022
Net loss	$(1,162)	$(277)
Stock-based compensation expense	212	139
Non-cash and other one time charges	444	734
Severance	50	-
Amortization expense	431	95
Depreciation expense	110	85
Other expense (income)	153	(5)
Benefit from income taxes	(160)	(80)
Adjusted EBITDA	$78	$691